CFW COMMUNICATIONS COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



                                                                      Exhibit 21

         The Company has as its wholly-owned subsidiaries, CFW Telephone Inc., CFW Network Inc., CFW Wireless Inc., CFW Cable Inc., CFW Cable of Virginia Inc., CFW Communications Services Inc., Net Access, Inc., CFW Cornerstone, Inc., CFW Licenses Inc., CFW Information Services Inc. and CFW PCS Inc., which are incorporated in Virginia and are included in the consolidated financial statements of the Company. CFW Wireless Inc. is the managing partner of Virginia RSA6 Cellular Limited Partnership in which it owns an 84% interest. This partnership is also included in the consolidated financial statements of the Company.